Schedule I

Directors and Executive Officers

The business address of each director and executive officer is c/o Uber Technologies, Inc., 1725 3rd Street San Francisco, CA 94158. Unless otherwise indicated, each director and executive officer is a citizen of the United States.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
Dara Khosrowshahi	Chief Executive Officer and Director of Uber Technologies, Inc.
Andrew Macdonald(1)	President and Chief Operating Officer of Uber Technologies, Inc.
Balaji Krishnamurthy(2)	Chief Financial Officer of Uber Technologies, Inc.
Tony West	Senior Vice President, Chief Legal Officer and Corporate Secretary of Uber Technologies, Inc.
Jill Hazelbaker	President & Chief Corporate Affairs Officer of Uber Technologies, Inc.
Ronald Sugar	Former Chairman and CEO, Northrop Grumman
Revathi Advaithi	CEO of Flex Ltd.
Turqi Alnowaiser(3)	Deputy Governor and Head of International Investments Division of The Public Investment Fund
Nikesh Arora	Chairman and CEO of Palo Alto Networks, Inc.
Ursula Burns	Co-founder of Integrum Holdings, LP
Robert Eckert	Operating Partner of FFL Partners, LLC
Amanda Ginsberg	Operating Partner of Advent International, L.P.
John Thain	Founding Partner of Pine Island Capital Partners LLC
Alexander Wynaendts(4)	Former CEO and Chairman, Aegon NV

(1) Mr. Macdonald is a citizen of Canada

(2) Mr. Krishnamurthy is a citizen of India

(3) Mr. Alnowaiser is a citizen of the Kingdom of Saudi Arabia

(4) Mr. Wynaendts is a citizen of the Netherlands